Exhibit 99.1

For Immediate Release
Scott W. Seaton Appointed to
Mediacom Communications Board of Directors
Middletown, New York — April 22, 2009 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced that Scott W. Seaton has been appointed to fill a vacant seat on its Board of Directors. Mr. Seaton will become a member of the Board immediately.
Mr. Seaton is a Partner of Londonderry Capital LLC, a financial advisory firm focused on media and telecommunications companies. From 2002 to 2009, he was a Managing Director in the Technology, Media and Telecommunications investment banking group of Bank of America. Prior to that time Mr. Seaton was a Managing Director in the investment banking department of Credit Suisse First Boston since 1996.
“Scott is an excellent addition to our board of directors” stated Rocco B. Commisso, Mediacom’s Chairman and CEO. “His experience as a long term member of the media and telecommunications investment banking community, and expertise in complex transactions will be an invaluable asset to Mediacom. I look forward to working with Scott and the rest of the board as we continue to execute on our business plan”.
While working in the investment banking field over the past 10 years, Mr. Seaton played a significant role in developing client relationships, and completed nearly $50 billion of financing, and more than $25 billion of advisory assignments. Mr. Seaton has an undergraduate degree from Stanford University and an MBA from Harvard University.
Company Description
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
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Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754
Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639